                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ARTHUR J. GALLAGHER & CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       [ARTHUR J. GALLAGHER & CO. LOGO]

                           ARTHUR J. GALLAGHER & CO.

                             The Gallagher Centre
                               Two Pierce Place
                          Itasca, Illinois 60143-3141

                                                                 March 30, 1999

Dear Stockholder:

  Our Annual Meeting will be held on Tuesday, May 18, 1999, at 10:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois.

  The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business requiring action at the meeting. A presentation by J. Patrick Gallagher, Jr., President and Chief Executive Officer of the Company, and me will provide information on the business and progress of your Company during 1998 and our directors and officers will be available to answer your questions.

  We appreciate the interest of our stockholders in Arthur J. Gallagher & Co. and are pleased that in the past so many of you have exercised your right to vote your shares. We hope that you continue to do so.

  Whether or not you plan to attend, please mark, sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy and vote personally.

                                          Cordially,

                                          ROBERT E. GALLAGHER
                                          Chairman of the Board

                           ARTHUR J. GALLAGHER & CO.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 18, 1999

To the Stockholders of
 ARTHUR J. GALLAGHER & CO.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. (the "Company") will be held Tuesday, May 18, 1999, at 10:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois for the following purposes:

  1. To elect Three Class III directors;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1999; and

  3. To transact such other business as may properly come before the meeting and any adjournment thereof.

  The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

  Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting, you may revoke your proxy and vote in person.

Date: March 30, 1999

                                          By Order of the Board of Directors

                                          MICHAEL J. CLOHERTY
                                          Secretary

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                           ARTHUR J. GALLAGHER & CO.
                             The Gallagher Centre
                               Two Pierce Place
                          Itasca, Illinois 60143-3141

                                PROXY STATEMENT

                              GENERAL INFORMATION

Use of Proxies

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Arthur J. Gallagher & Co. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 18, 1999, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy are being mailed to stockholders on or about March 30, 1999.

  Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Company and not revoked, will be voted at the Annual Meeting.

  Shares will be voted in accordance with the directions of the stockholder as specified on the proxy. In the absence of directions, the proxy will be voted FOR the election of the Class III directors named as the nominees in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

Record Date and Voting Securities

  The close of business on March 22, 1999 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had 18,096,257 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote, exercisable in person or by proxy. There are no other outstanding securities of the Company entitled to vote, and there are no cumulative voting rights with respect to the election of directors.

  The presence, in person or by proxy, of a majority of the outstanding shares of the Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are included in the number of shares present and voting for the purpose of determining if a quorum is present. Abstentions are also included in the tabulation of votes cast on proposals presented to the stockholders but broker non-votes are not.

Expenses of Solicitation

  All expenses of the solicitation of proxies will be paid by the Company. Officers, directors and employees of the Company may also solicit proxies by telephone, facsimile or in person.

                        PRINCIPAL HOLDERS OF SECURITIES

  As of December 31, 1998, there were no beneficial owners of more than 5% of the Company's Common Stock, par value $1.00 per share, which is its only class of issued and outstanding capital stock. The following tabulation shows with respect to each of the directors of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, thirteen in number, (i) the total number of shares of Common Stock beneficially owned as of March 22, 1999; and (ii) the percent of Common Stock so owned as of the same date.

                                                      Amount & Nature Percent of
      Name of                                          of Beneficial    Common
      Beneficial Owner                                 Ownership(1)     Stock
      ----------------                                --------------- ----------
      Robert E. Gallagher............................      657,958(2)    3.6%
      James J. Braniff III...........................       57,664         *
      T. Kimball Brooker.............................       22,050         *
      Michael J. Cloherty............................      111,502         *
      Peter J. Durkalski.............................       59,385(3)      *
      James W. Durkin, Jr............................       78,700         *
      J. Patrick Gallagher, Jr.......................      205,105(4)    1.1%
      Jack M. Greenberg..............................       28,050         *
      Frank M. Heffernan, Jr.........................      277,400(5)    1.5%
      Philip A. Marineau.............................       25,050         *
      Walter F. McClure..............................       74,406(6)      *
      David E. McGurn, Jr............................       56,546         *
      James R. Wimmer................................       33,550(7)      *
      All directors and executive officers
       as a group (13 persons).......................    1,687,366       9.1%

--------
*Less than 1%
(1) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Unless otherwise stated in these notes, each person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options exercisable within sixty days are deemed outstanding for the purpose of computing the number and percentage owned by such person, but are not deemed outstanding for the purpose of computing the percentage owned by each other person listed. Includes shares which the listed beneficial owner has a right to acquire within sixty days as follows: James J. Braniff III, 15,950; T. Kimball Brooker, 12,050 shares; Michael J. Cloherty, 42,500 shares; Peter J. Durkalski, 33,500 shares; James W. Durkin, Jr., 65,093 shares; J. Patrick Gallagher, Jr., 69,500 shares; Jack M. Greenberg, 26,050 shares; Frank M. Heffernan, Jr., 24,300 shares; Philip A. Marineau, 25,050 shares; Walter
    F. McClure, 46,000 shares; David E. McGurn, Jr., 37,950 shares; James R. Wimmer, 33,050 shares; all directors and executive officers as a group (13 persons), 430,993 shares.
(2) Includes 75,000 shares held in trust for the benefit of Robert E. Gallagher's grandchildren, 100,000 shares held in trust for the benefit of Isabel Gallagher, 100,000 shares held by a charitable trust under which Robert E. Gallagher is the trustee, and 69,012 shares held in the Lauren
    E. Gallagher Trust under which Robert E. Gallagher is a trustee.
(3) Includes 4,885 shares held in trust for the benefit of his minor children by his wife, Delores Durkalski, and another as trustees.
(4) Includes 36,820 shares held in trust for the benefit of his minor children by his wife, Anne M. Gallagher, and another as trustees and 24,619 shares held by his wife.

(5) Includes 251,500 shares held in trust by Frank M. Heffernan, Jr. and Lenore
    B. Heffernan, his wife, as trustees.
(6) Includes 14,600 shares held in trust for the benefit of Walter F. McClure by Walter F. McClure and Alice M. McClure, his wife, as trustees, and 10,500 shares held in trust for the benefit of Alice M. McClure by Walter
    F. McClure and Alice M. McClure, as trustees.
(7) Includes 500 shares held by his wife, Gertrude A. Wimmer.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of ten directors. The directors are divided into three classes: three Class III directors have terms expiring at the 1999 Annual Meeting; three Class I directors have terms expiring in 2000; and four Class II directors have terms expiring in 2001. Each class of directors is elected to three-year terms at sequential annual meetings.

  Set forth below is information concerning the nominees for election as Class III directors as well as information concerning the directors in the other two classes. The Board of Directors recommends a vote FOR the election of such nominees. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR all the nominees named below unless such authority is withheld. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy is required to elect directors.

  If elected, each nominee for Class III director will serve until the 2002 annual election of directors or until his successor is elected and qualified, or until his earlier death, resignation or removal. Michael J. Cloherty, Jack
M. Greenberg and Philip A. Marineau are currently members of the Board of Directors as Class III directors, each having been previously elected by the stockholders. Messrs. Cloherty, Greenberg and Marineau are the nominees for re-election as Class III directors for three-year terms. The enclosed proxy cannot be voted for more than three nominees. Should any nominee be unavailable to serve or for good cause refuse to serve, an event which the Board of Directors does not anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby for the election of such other nominee, if any, as they may select.

  Peter J. Durkalski is currently a member of the Board of Directors as a Class II director, having been appointed to fill a vacancy in such Class by the Board of Directors on March 18, 1999. The Company's Restated Certificate of Incorporation and By-laws provide that any director appointed to fill a vacancy shall hold office until the expiration of the term of the class of directors to which he was elected, which in this case occurs at the 2001 Annual Meeting.

                Nominees for Election to the Board of Directors
               as Class III Directors with Terms Expiring in 2002

                                      Year First Elected Director, Business
Name                     Age            Experience and Other Directorships
----                     --- --------------------------------------------------------
Michael J. Cloherty.....  51 Director since 1982; Executive Vice President since 1996 and Chief Financial Officer since 1981; Vice President-
                             Finance 1981 to 1996.
Jack M. Greenberg.......  56 Director since 1985; Employed by McDonald's Corporation since 1982, President and Chief Executive Officer since
                             August 1998; Vice Chairman from 1992 to August 1998,
                             Chief Financial Officer from 1982 to 1996, Chief
                             Executive Officer from 1997 to August 1998 and Chairman
                             of McDonald's USA from 1996 to August 1998; Director of
                             McDonald's Corporation and Harcourt General, Inc.

                                      Year First Elected Director, Business
Name                     Age            Experience and Other Directorships
----                     --- --------------------------------------------------------
Philip A. Marineau......  52 Director since 1991; Employed by Pepsi-Cola North
                             America since December 1997 as President and Chief
                             Executive Officer; President and Chief Operating Officer
                             of Dean Foods Co. from 1996 to 1997; President from 1993
                             to 1995 and Chief Operating Officer from 1992 to 1995 of
                             The Quaker Oats Company; Director of Meredith
                             Corporation since January 1998.

           Members of the Board of Directors Continuing in Office as Class I Directors with Terms Expiring in 2000

T. Kimball Brooker......  59 Director since 1994; President, Barbara Oil Company since 1989; Managing Director, Morgan Stanley & Co.,
                             Inc. from 1978 to 1988; Director of Zenith Electronics
                             Corporation.
J. Patrick Gallagher,     47 Director since 1986; Chief Executive Officer since 1995;
 Jr.(1).................     President since 1990; Chief Operating Officer from 1990
                             to 1994; Vice President-Operations from 1985 to 1990.
James R. Wimmer(2)......  70 Director since 1985; Partner, Lord, Bissell & Brook, attorneys, from 1959 to 1992; Vice-Chairman and General
                             Counsel of Commonwealth Industries Corporation from 1991
                             to 1993. Mr. Wimmer retired as a partner from Lord,
                             Bissell & Brook in 1992 and is presently of counsel to
                             that firm.

           Members of the Board of Directors Continuing in Office as Class II Directors with Terms Expiring in 2001

Peter J. Durkalski......  48 Director since March 18, 1999; Vice President since
                             1990.
Robert E. Gallagher(1)..  76 Director since 1950; Chairman since 1990; Chief
                             Executive Officer from 1963 to 1994.
Frank M. Heffernan, Jr..  68 Director since 1996; Vice President since 1987.
Walter F. McClure.......  65 Director since 1981; Senior Vice President since 1993;
                             Vice President from 1980 to 1993.

--------
(1) Robert E. Gallagher is an uncle of J. Patrick Gallagher, Jr.
(2) Lord, Bissell & Brook has served as outside counsel to the Company for over twenty years.

Board of Directors

  The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives by the Company's management. During 1998, the Board of Directors met six times.

All of the directors attended at least 75% of those meetings and meetings of the committees on which they served. Included among the committees of the Board are standing Nominating, Audit and Compensation Committees.

Nominating Committee

  The Nominating Committee considers new nominees proposed for the Board of Directors and will consider individuals whose names and qualifications are furnished in writing to the Committee (in care of the Chairman at the Company's principal office) by stockholders. Current members of the Nominating Committee are Robert E. Gallagher (Chairman), T. Kimball Brooker and J. Patrick Gallagher, Jr. The Committee met once in 1998. The Company's By-Laws establish advance notice procedures with regard to the nomination by a stockholder of a candidate for election as a director. In general, notice must be received by the Company not less than 45 days prior to an annual meeting of stockholders of the Company. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a consent of such nominee to serve as a director, if elected.

Audit Committee

  The Audit Committee assists the Board in carrying out its responsibilities for monitoring management's accounting for the Company's financial results and for the timeliness and adequacy of the reporting of those results; discusses and makes inquiry into the audits of the Company's books made internally and by outside independent auditors, the Company's financial and accounting policies, its internal controls and its financial reporting; and investigates and makes a recommendation to the Board each year with respect to the appointment of independent auditors for the following year. Current members of the Audit Committee are James R. Wimmer (Chairman), T. Kimball Brooker, Jack
M. Greenberg and Philip A. Marineau. The Committee met three times in 1998.

Compensation Committee

  The Compensation Committee determines the salaries, bonuses and other compensation and terms and conditions of employment of the executive officers and certain key employees of the Company and makes recommendations to the Board of Directors with respect to the Company's compensation plans and policies; provided, however, that the Option Committee of the Board of Directors administers the Company's stock option plans. Current members of the Compensation Committee are J. Patrick Gallagher, Jr. (Chairman), T. Kimball Brooker, Robert E. Gallagher, Jack M. Greenberg, Philip A. Marineau and James
R. Wimmer. The Committee met three times in 1998.

Compensation Committee Interlocks and Insider Participation

  J. Patrick Gallagher, Jr., President and Chief Executive Officer, and Robert
E. Gallagher, Chairman, of the Company, respectively, serve on the Compensation Committee and abstain from discussion and voting on matters concerning their respective compensation. James R. Wimmer, a director of the Company, is of counsel to Lord, Bissell & Brook, a law firm which provides legal services to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  Directors and executive officers of the Company and beneficial owners of more than ten percent of the Common Stock file periodic reports regarding ownership of shares of Common Stock with the Securities and

Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Messrs. Braniff and McGurn's initial statements of beneficial ownership were inadvertently filed untimely.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate filings, including this Proxy Statement, in whole or in part, the following report and the Comparative Performance Graph on Page 10 shall not be incorporated by reference into any such filings.

                     Report of the Compensation Committee

Executive Compensation

  The Compensation Committee is responsible for determining the total compensation, other than stock options, and employment conditions of the Company's executive officers. In determining the total 1998 compensation, the Compensation Committee generally evaluated the executive's contribution to the overall success of the Company in achieving the corporate goals set out below. The business growth and human resources goals were given less weight in determining the executive's compensation than the operating earnings growth goal.

  Operating Earnings Growth--Year-over-year operating earnings growth is one of the most important goals of the Company. Operating earnings represent pretax earnings less non-recurring gains recognized during the year. The effort of an individual executive in meeting or exceeding year-over-year growth for his or her department or division has historically been an important criterion in the evaluation. However, in 1998, the Compensation Committee focused on the contribution of the executive to the overall success of the Company in meeting its plan for growth. Longer term growth goals, as measured against the Company's Three Year Strategic Plan, are also considered in the evaluation. In 1998, the Company's net operating earnings increased 23% over 1997 which surpassed the average annual growth rate for the period 1989 to 1997.

  Business Growth--The Company considers its long term business growth to be a critical factor in the continued success of the Company. Executives are expected to support the Company's acquisition program, which seeks to achieve growth by successfully integrating independent businesses into the corporate structure. Similarly, establishment of operations in new geographic areas, as well as the successful development and marketing of new product lines, are considered necessary to the continued growth of the Company and are included in the evaluation. In 1998, 16 businesses were acquired. The development and marketing of new product lines continued on a basis consistent with prior years. The Company believes that these efforts had a direct impact on the 10% increase in total operating revenues achieved in 1998 over 1997. Operating revenues exclude non-recurring gains.

  Human Resources--As a service business, the Company believes that its employees are its greatest asset. Over 60% of the Company's expenses in 1998 were related to the compensation of its employees and related costs. The Company is committed to the successful hiring, training and retaining of people who promote the growth, financial success and management succession of the Company. An executive's ability to manage these resources, as well as the attendant expenses, is a significant criterion. In 1998, the Company's overall success in effectively managing its employees evidenced the commitment of the Company's executive officers, as a group, to the corporate goal of continuously improving the quality and efficiency of its human resources. This was demonstrated by the Company's ability to generate $126,000 in operating revenue per employee for 1998, one of the highest figures in the industry and an increase from the $124,000 in restated operating revenue per employee generated during 1997. This was accomplished even as the 1998 employee headcount increased by 8% over 1997.

  Enhancement of shareholder value is the ultimate goal of the Company. The Compensation Committee believes that its focus on specific corporate goals should result in a strong stock price, improved earnings per share and greater return on stockholders' equity. Net operating earnings per share in 1998 increased by 17% over 1997. This substantial increase was directly related to the efforts of the Company's executive officers during the intense competitive pressures of 1998 and prior years. Recognizing these efforts, the Compensation Committee applied a bonus formula, determined early in 1998, which was based on growth in net operating earnings per share. Most of the executive officers received bonuses, which were paid in March 1999, from the application of this formula.

  The Company also has a discretionary bonus pool for executive officers and key employees, contingent upon satisfactory corporate growth and the attainment of predetermined managerial goals. These pre-determined goals are extremely varied and, in the case of the executive officers, are established by the individual officer in conjunction with the Compensation Committee. The goals are too diverse to generalize but typically include meeting or exceeding budgetary guidelines and contribution to the Company's profitability. Attainment of these goals in many cases may be determined by a subjective judgment of the individual supervisor or, in the case of the executive officers, by the Compensation Committee. The eligibility for participation in the bonus pool is determined by the Board. Approximately 50 officers and key employees are current participants. Certain officers who received the formula bonus discussed above also received a discretionary bonus for 1998.

  Option grants to executive officers under the Company's Stock Option Plans are determined by the Option Committee of the Board of Directors and are generally based upon more subjective factors than those used by the Compensation Committee. The Option Committee considers the recommendations of the executive officers of the Company, the responsibilities of each grantee, his or her past performance and his or her anticipated future contribution to the Company. Options directly reflect the Company's performance through its stock price.

  Amendments to the Internal Revenue Code adopted in 1993 limit the deductibility for federal income tax purposes of certain compensation payable to top executive officers of publicly held corporations. Certain types of compensation are excluded from the limitations. The Company believes that the limitations are not applicable to stock options granted under its 1988 Incentive Stock Option Plan.

  Executive officers participate in the Savings and Thrift Plan, Pension Plan and Stock Option Plans, as well as customary employee health benefits and expense reimbursement in accordance with the Company's policy.

  During 1998, the Committee compared the compensation of the six most highly compensated executive officers of the Company to the publicly held competitors of the Company included in the Comparative Performance Graph on Page 10. The Committee targets the middle of its competitors' salary range for its executive officers' compensation. The Committee believes that the 1998 compensation of the Company's six most highly compensated executive officers will be in the middle range when compared to its publicly-held competitors after making certain adjustments for the size of the Company.

Chief Executive Officer Compensation

  The 1998 salary of J. Patrick Gallagher, Jr., the Company's Chief Executive Officer, was increased to $500,000 from the $356,000 salary received in 1997. Mr. Gallagher received bonuses of $300,000 for 1997 and $250,000 for 1998. In determining Mr. Gallagher's salary and bonus, the Compensation Committee considered the Company's excellent performance in 1997 and 1998, as well as Mr. Gallagher's voluntary election to reduce his total compensation in prior years.

                            Compensation Committee

                J. Patrick Gallagher, Jr. (Chairman)
                                                Jack M. Greenberg
                Robert E. Gallagher             Philip A. Marineau
                T. Kimball Brooker              James R. Wimmer

                          SUMMARY COMPENSATION TABLE

  The following table presents information concerning compensation paid or set aside by the Company and its subsidiaries on an accrual basis to or for the benefit of the Chief Executive Officer and each of the other five most highly compensated executive officers of the Company in each of the Company's last three fiscal years.

                                                      Long Term
                                         Annual      Compensation
                                      Compensation      Awards
                                     --------------- ------------
                                                      Securities   All Other
                                     Salary   Bonus   Underlying  Compensation
  Name and Principal Position   Year   ($)   ($) (1) Options (#)    ($) (2)
------------------------------- ---- ------- ------- ------------ ------------
J. Patrick Gallagher, Jr....... 1998 500,000 250,000    10,000       5,000
 President and Chief Executive
  Officer                       1997 356,000 300,000         -       5,100
                                1996 356,000  25,000    10,000       4,200
Michael J. Cloherty............ 1998 475,000 250,000    10,000       6,100
 Executive Vice President and
  Chief                         1997 346,000 500,000         -       6,200
  Financial Officer             1996 346,000  25,000    10,000       4,900
James J. Braniff III........... 1998 320,000 165,000    10,000       7,400
 Vice President                 1997 265,700 236,900         -       7,300
                                1996 265,700 151,700    10,000       7,300
Peter J. Durkalski............. 1998 290,000 115,000    10,000       4,500
 Vice President                 1997 261,500 104,600         -       4,500
                                1996 261,500  20,000    10,000       4,500
James W. Durkin, Jr............ 1998 290,000       -    10,000       4,500
 Vice President                 1997 270,000 108,000         -       4,500
                                1996 250,000  30,000    10,000       4,400
David E. McGurn, Jr............ 1998 275,000 125,000    10,000       3,900
 Vice President                 1997 250,000 100,000         -       3,900
                                1996 250,000  15,000    10,000       3,300

--------
(1) Represents bonuses related to services rendered in the fiscal year indicated above that were determined and paid in the subsequent fiscal year.
(2) Includes amounts contributed by the Company under the 401(k) match feature of the Company's Savings and Thrift Plan of $3,200 in 1998 and 1997 and $3,000 in 1996, and the equivalent annual value of insurance premiums paid by the Company for group term life insurance for the benefit of the named executive officer.

  The following graph demonstrates a five year comparison of cumulative total returns for the Company, the S&P 500 and a Peer Group comprised of the Company, Aon Corporation, Hilb, Rogal and Hamilton Co., Marsh & McLennan Companies, Inc., Poe & Brown, Inc. and Willis Corroon Group P.L.C. (through its ADRs). The Peer Group was revised in 1998 to reflect the acquisition of Sedgwick Group P.L.C. by Marsh & McLennan Companies, Inc., in late 1998 because their results were not available for inclusion in the Comparative Performance Graph for 1998. The comparison charts the performance of $100 invested in the Company, the S&P 500 and the Peer Group on December 31, 1993, with dividend reinvestment.


                  Gallagher (Arthur J.) &       S&P 500 Index       Peer Group
1993.............                100                      100              100
1994.............              90.81                   101.32            96.97
1995.............             108.66                   139.40           126.98
1996.............              93.62                   171.40           153.45
1997.............             107.69                   228.59           220.52
1998.............             142.50                   293.91           243.85

Directors' Compensation

  Directors who are officers of the Company receive compensation in their capacities as officers and receive no additional compensation for serving as directors.

  Non-employee directors, currently Messrs. Brooker, Greenberg, Marineau and Wimmer, are eligible to receive compensation consisting of nonqualified stock options. In addition, non-employee directors receive an annual retainer of $20,000 per year or, in lieu of the cash retainer, an option to purchase shares of the Company's Common Stock below market value, plus fees of $500 for attendance at each Board meeting or committee meeting on a date other than a Board meeting date. Non-employee directors are reimbursed for travel and accommodation expenses incurred in attending Board or committee meetings. Non-employee directors are not eligible for participation in any other compensation plans of the Company.

  In 1989, the Company's stockholders approved the adoption of the Company's 1989 Non-Employee Directors' Stock Option Plan (the "1989 Plan"), which was subsequently amended in 1990, 1993, 1994, 1996, 1997, and 1998. The 1989 Plan
currently provides that non-employee directors are eligible to be granted nonqualified options to purchase a maximum of 200,000 shares of the Company's Common Stock. The Plan encompasses options granted to non-employee directors at the discretion of the Option Committee of the Company's Board of Directors ("Discretionary Options") and options granted to non-employee directors pursuant to an election made by a non-employee director to receive options in lieu of his annual retainer ("Retainer Options"). Shares issued upon exercise of options granted under the 1989 Plan may be repurchased shares held by the Company or authorized but previously unissued shares.

  Under the 1989 Plan, a Discretionary Option shall be exercisable at such rate and price fixed by the Option Committee. Discretionary Options terminate if not exercised by the date set forth in the 1989 Plan or by such date established by the Option Committee at the time it makes the grant.

  Pursuant to the terms of the 1989 Plan, Messrs. Marineau and Wimmer have elected to receive their annual retainers for 1999 in the form of an option to purchase the Company's Common Stock. Each year on or before two weeks preceding the Company's Annual Meeting of Stockholders, the Option Committee shall determine the number of shares of Common Stock with respect to which a non-employee director may be granted a Retainer Option. The non-employee director's option exercise price per share shall be equal to the Fair Market Value of the Common Stock subject to the Retainer Option less the Annual Retainer, divided by the number of shares subject to the Retainer Option. The option exercise price per share shall be not less than the par value of the Common Stock. "Fair Market Value" is defined as the closing price of the Company's Common Stock as reported on the New York Stock Exchange Consolidated Transaction Reporting System for the day on which the option is granted.

  On May 19, 1998, the Company granted a Retainer Option for 1,000 shares of the Company's Common Stock to each of Messrs. Marineau and Wimmer at an exercise price of $22.813 per share. Such options are exercisable at the rate of one-fourth of such grant each successive quarter commencing August 19, 1998. In addition, on August 31, 1998, the Company granted a Discretionary Option for 6,000 shares of the Company's Common Stock to each of Messrs. Brooker, Greenberg, Marineau and Wimmer at an exercise price of $37.00 per share, which was the closing price for a share of Common Stock as reported on the Consolidated Transaction Reporting System for securities listed on the New York Stock Exchange on that date. Such options are exercisable at the rate of one-third of such grant each successive August 31, commencing August 31, 1999.

  The Company approved a supplemental deferred compensation arrangement, effective July 1, 1996, with Robert E. Gallagher upon his retirement, and to his surviving spouse upon his death, and the surviving spouse of John P. Gallagher, providing for a payment of $100,000 annually, inclusive of any Company pension plan payments, to be paid until the death of each such beneficiary.

  The Company approved a supplemental deferred compensation arrangement, effective September 18, 1998, with Walter F. McClure and John G. Campbell upon their respective retirements, and to their respective surviving spouses upon their respective deaths, providing for a payment of $75,000 annually, exclusive of any Company pension plan payments, to be paid until the death of each such beneficiary.

Savings and Thrift Plan

  The Company maintains a savings and thrift plan covering substantially all U.S. employees which is qualified under the Internal Revenue Code. Employees who have attained age 21 and completed a year of service may generally contribute up to the lesser of $10,000 in 1998 and 1999 or 15% of their gross earnings on a pre-tax basis under the 401(k) "salary reduction" feature of the plan. Effective for plan years beginning after 1994, the maximum includible compensation for an employee for any year may not exceed an overall salary maximum as determined by the Internal Revenue Service of $160,000. In 1998, the Company matched 50% of any employee's pre-tax contributions up to a maximum 4% of such employee's gross earnings, resulting in a possible maximum matched contribution from the Company of 2% of such employee's gross earnings. Participating employees may borrow up to 50% of their account balance, subject to certain limitations.

Pension Plan

  The Company also maintains a non-contributory defined benefit pension plan covering substantially all domestic employees which is qualified under the Internal Revenue Code. The plan provides an annual pension benefit on normal retirement at age 65 which, when paid in the form of a single life annuity, will equal 1% of final average earnings multiplied by the number of years of credited service, not to exceed 25 years (without any deduction for social security or other offset amounts). A person's earnings for purposes of the plan include all compensation other than allowances such as moving expenses plus any pre-tax contributions under the 401(k) feature of the savings and thrift plan. Effective for plan years beginning after 1988, the maximum includible compensation for a participant for any year may not exceed an overall salary maximum as determined by the Internal Revenue Service of $160,000. The remuneration for executive officers shown under "Salary" and "Bonus" in the Summary Compensation Table constitutes their earnings during 1998 for purposes of the plan without regard to the Internal Revenue Service's limitation. "Final average earnings" are the highest average earnings received in any five consecutive full calendar years before retirement. Employees' pension rights are fully vested after the earlier of (i) 5 years of service with the Company or (ii) the attainment of age 65.

  The following table shows the estimated annual benefits (which are not subject to deduction for social security or other offset amounts) payable on retirement under the Company's defined benefit plan to persons in specific remuneration and credited years of service classifications assuming (i) the person elects the single life annuity basis providing monthly payments without benefits to his survivors and (ii) the person continues in the employ of the Company at his present rate of remuneration until age 65:

                              PENSION PLAN TABLE

                                                            Years of Credited
                      Average remuneration                       Service
                      during highest five                -----------------------
                       consecutive years                                  25 or
                       before retirement                   15      20     more
                      --------------------               ------- ------- -------
        $150,000........................................ $22,500 $30,000 $37,500
         175,000........................................  26,250  35,000  43,750
         200,000........................................  30,000  40,000  50,000
         225,000........................................  33,750  45,000  56,250
         250,000........................................  37,500  50,000  62,500

  For purposes of estimating potential pension benefits using the foregoing table, the number of years of credited service as of December 31, 1998 for the executive officers named in the Summary Compensation Table are as follows: J. Patrick Gallagher, Jr. (23 years), Michael J. Cloherty (16 years), James J. Braniff III (10 years), Peter J. Durkalski (23 years), James W. Durkin, Jr. (22 years) and David E. McGurn, Jr. (19 years). Such pension benefits are in addition to amounts payable to such persons under the Company's savings and thrift plan on their retirement and are subject to certain limitations as required under the Internal Revenue Code.

Stock Option Plans

  The Company maintains a 1988 Incentive Stock Option Plan and a 1988 Nonqualified Stock Option Plan.

  The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company named in the Summary Compensation Table during the Company's 1998 fiscal year. The exercise price of the options equals the closing price for a share of the Company's Common Stock on the date of the option grant.

                                                                      Potential
                                                                     Realizable
                                                                      Value at
                                                                   Assumed Annual
                                                                   Rates of Stock
                                                                        Price
                                                                    Appreciation
                                                                   for Option Term
                           Individual Grants                             (2)
                         ---------------------                     ---------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to
                          Options   Employees  Exercise
                          Granted   in Fiscal   Price   Expiration
          Name              (#)        Year      ($)       Date    5% ($)  10% ($)
          ----           ---------- ---------- -------- ---------- ------- -------
J. Patrick Gallagher,
 Jr.....................   10,000      1.34     37.00    8/30/08   233,000 590,000
Michael J. Cloherty.....   10,000      1.34     37.00    8/30/08   233,000 590,000
James J. Braniff III....   10,000      1.34     37.00    8/30/08   233,000 590,000
Peter J. Durkalski......   10,000      1.34     37.00    8/30/08   233,000 590,000
James W. Durkin, Jr.....   10,000      1.34     37.00    8/30/08   233,000 590,000
David E. McGurn, Jr.....   10,000      1.34     37.00    8/30/08   233,000 590,000

                   Option Grants in the Last Fiscal Year(1)

--------
(1) Nonqualified options granted August 31, 1998, exercisable at the rate of 10% of the total option for each calendar year after 1998.
(2) Based on actual option term and annual compounding.

  The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 1998 fiscal year and the number and value of unexercised options to purchase shares of Common Stock held at the end of the Company's 1998 fiscal year by the executive officers of the Company named in the Summary Compensation Table.

              Aggregated Option Exercises in the Last Fiscal Year
                       and Fiscal Year End Option Values

                                                     Number of    Number of    Value of
                                                    Securities   Securities   Unexercised   Value of
                                                    Underlying   Underlying     In-the-    Unexercised
                                                    Unexercised  Unexercised     Money    In-the-Money
                          Number of                 Options at   Options at   Options at   Options at
                           Shares                     FY-End       FY-End       FY-End       FY-End
                         Acquired on     Value      Exercisable Unexercisable Exercisable Unexercisable
          Name           Exercise(#) Realized($)(1)     (#)          (#)        ($)(2)       ($)(2)
------------------------ ----------- -------------- ----------- ------------- ----------- -------------
J. Patrick Gallagher,
 Jr.....................    5,000       130,000       56,000       68,000       960,000      932,000
Michael J. Cloherty.....    1,000        25,000       30,500       61,500       403,000      814,000
James J. Braniff III....      --            --        11,000       32,500       148,000      364,000
Peter J. Durkalski......    1,000        28,000       35,000       63,500       505,000      860,000
James W. Durkin, Jr.....    1,500        32,000       52,600       63,500       908,000      860,000
David E. McGurn, Jr.....    7,500       179,000       31,000       38,500       579,000      482,000

--------
(1) Market value of underlying securities at exercise, minus the exercise price.
(2) Market value of underlying securities at year end, minus the exercise price.

Severance Arrangements

  The Company has a plan for severance compensation to employees after a hostile takeover. The plan defines a hostile takeover to include, among other events, the following events, if not approved by two-thirds of the members of the Board of Directors in office immediately prior to any such events: the election of directors not nominated by the Board of Directors, a business combination, such as a merger, not approved by the holders of 80% or more of the Common Stock and the Board of Directors or not meeting various "fair price" criteria, or the acquisition of 20% or more of the combined voting power of the Company's stock by any person or entity. All full-time and part-time employees who are regularly scheduled to work 20 or more hours per week and who have completed at least two years of continuous employment with the Company are participants in the plan. A severance benefit is payable under the plan if a participant's employment with the Company terminates voluntarily or involuntarily within two years after a hostile takeover for reasons such as reduction in compensation, discontinuance of employee benefit plans without replacement with substantially similar plans, change in duties or status, certain changes in job location and involuntary termination of employment for reasons other than just cause. For participants who have completed two but less than five years of employment, the benefit is equal to the employee's annual compensation during the year immediately preceding the termination of employment. For employees who have completed five or more years of employment, the benefit is equal to two and one-half times the employee's annual compensation during the 12 months ending on the date of termination of employment, but may not exceed 2.99 times average annual compensation during the preceding five years. Annual compensation is defined for purposes of the plan as the amount of the employee's wages, salary, bonuses and other incentive compensation. Benefits are payable in a lump sum not later than 10 days after termination of employment.

  Each of the executive officers of the Company named in the Summary Compensation Table has entered into a change in control agreement with the Company. A severance benefit is payable under the agreement if the executive officer's employment with the Company is terminated by (i) the Company for any reason other than death, physical or mental incapacity, or cause within 24 months following a change in control of the Company; or (ii) the resignation of the executive officer within 24 months following a change in control of the Company upon the occurrence of a material change in the nature or scope of the executive's authorities, powers, functions or duties or a reduction in the executive's total compensation. In the event of any such termination of the executive officer's employment, under the agreement the Company is required to pay the executive a severance allowance equal to his then salary and bonus payments for a 24 calendar month period. Additionally, the executive will also continue to participate for a period of two years in the Company's welfare benefit plans. Cash benefits are payable in a lump sum not later than seven days after termination of employment.

                 PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF
                       ERNST & YOUNG LLP AS THE COMPANY'S
                    INDEPENDENT AUDITORS FOR THE FISCAL YEAR
                            ENDING DECEMBER 31, 1999

  The Audit Committee has considered the qualifications of Ernst & Young LLP and recommended that the Board of Directors appoint them as independent auditors of the Company for the fiscal year ending December 31, 1999. The Board of Directors desires to obtain stockholders' ratification of the Board's action in such appointment. A resolution ratifying the appointment will be offered at the meeting. If the resolution is not adopted, the adverse vote will be considered as a direction to the Board to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1999 will stand unless the Board finds other good reason for making a change.

  A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

  Ratification requires the affirmative vote by holders of at least a majority of the outstanding shares voting at the Annual Meeting.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                 IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF
                       ERNST & YOUNG LLP AS THE COMPANY'S
                         INDEPENDENT AUDITORS FOR 1999.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office on or before November 30, 1999 to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting or any adjournment thereof, such matters will be acted upon by the persons named as proxies in the accompanying proxy according to their best judgment in the best interests of the Company.

  The Annual Report of Stockholders containing financial statements for the year ended December 31, 1998, and other information concerning the Company is being furnished to the stockholders but is not to be regarded as proxy soliciting material.

  Each stockholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Your prompt response is helpful and your cooperation will be appreciated.

Dated: March 30, 1999

                                          By Order of the Board of Directors

                                          MICHAEL J. CLOHERTY
                                          Secretary

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                           Arthur J. Gallagher & Co.
                                Two Pierce Place
                             Itasca, Illinois 60143

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Robert E. Gallagher and J. Patrick Gallagher, Jr., or either of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of voting stock of Arthur J. Gallagher & Co. held of record by the undersigned on March 22, 1999, at the Annual Meeting of Stockholders to be held on May 18, 1999 or any adjournment thereof.

  In Their Discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2. This proxy is revocable at any time.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                 (Continued and to be signed on reverse side.)

              ARTHUR J. GALLAGHER & CO.
              PLEASE MARK VOTE IN OVAL
              IN THE FOLLOWING MANNER
              USING DARK INK ONLY.
                                         0
                                         I
                                         0
      -                                           -



      -                                           -
                                      For
                                      All
                                       0
                                    Withheld
                                      All
                                       0
                                    For All
                                     Except
0

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0
1. Election of Directors--Class III Nominees for term expiring in 2002 are Michael J. Cloherty, Jack M. Greenberg and Philip A. Marineau.
 ----------------
 Nominee Exception
2. Ratification of the appointment of Ernst & Young LLP as the independent auditors of the Corporation for 1999.
     Dated: ______________________________________________________________, 1999
Signature(s) ___________________________________________________________________
________________________________________________________________________________
IMPORTANT: Please sign your name exactly as it appears opposite. In the case of joint holders, all should sign. When signing as an attorney, executor, adminis-trator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
  The Board of Directors Recommends a Vote "FOR" Each of the Listed Proposals.